Exhibit 99
April 27, 2010
Press Release: Cortland Bancorp Reports First Quarter 2010 Results
Cortland Bancorp (the “Company;” OTCBB: CLDB) today reported net income of $894 thousand for the first quarter of 2010, or $0.20 per share versus a net loss of $1.40 million in the first quarter of 2009, or ($.31) per share.
Financial highlights for the first quarter include:
•	Net interest margin of 3.47% for the quarter is an improvement on both a linked quarter basis (3.34%) and year-over-year (3.38%) as the Company continues to optimally manage its balance sheet in this historically low interest rate environment.
•	The Company continues to benefit from a high quality, low delinquency loan portfolio, with charge offs at .27% of average loans, nonperforming loans at .96% of total loans and an allowance for loan losses at 107% of nonperforming loans at quarter end.
•	Non-interest expenses for the first quarter of 2010 were $2.7 million compared to $3.3 million for the same three month period in 2009, aided by credits relating to the Company’s recent reorganization.
•	Impairment losses on investment securities were $544,000 pre-tax in 2010 versus $3.7 million in the comparable period of 2009, a decrease of more than $3.1 million.
•	The Company’s Total Risk Based Capital ratio stands at 13.71%, comfortably above the ‘well capitalized’ status of 10%.
Commenting on the results, CEO James M. Gasior stated, “We are encouraged to report the results for the first quarter. After a difficult 2009, we are reporting positive earnings for the second consecutive quarter, despite some continuing impairment in the securities portfolio. Cortland Banks’ core earning levels have remained consistently strong throughout the economic recession and its impact on financial institutions”.

The Company derives a majority of its earnings by managing interest income and interest expense. As the Federal Reserve continues to hold short-term interest rates at historically low levels, and longer term mortgage rates also remain relatively low, the Company has managed the mix of assets and liabilities and the terms over which interest is recognized to marginally improve net interest margin. The margin for the quarter ended March 31, 2010 was 3.47%, 13 basis points above the December 2009 quarter end, and a 9 basis point improvement over the first quarter of 2009.
While unemployment levels have stopped their relentless climb, they remain at elevated levels both regionally and nationally. Consequently, the housing market continues to be negatively impacted by a high level of bankruptcy filings and home foreclosures, and business failures are now being reported on a more routine basis. Despite these market conditions, the Company, to date, has not experienced notable deterioration in credit quality and has actually reported positive trends in certain areas of asset quality during the first three months of 2010. Mr. Gasior stated, “As we look at the remainder of 2010, we remain cautiously optimistic that the economy is improving. That said, economic conditions remain fragile and we expect high unemployment levels to continue, creating an ongoing challenge on consumer spending and growth”.
Loans accounted for on a nonaccrual basis declined from $1.2 million at the December 31, 2009 year end to $988 thousand at the recent quarter ended March 31, 2010. The ratio of non accrual loans to total loans, which was 0.50% at year end 2009, improved to 0.42% at March 31, 2010. Loans charged off, net of recoveries were $165 thousand in the first quarter of 2010 versus $42 thousand for the quarter ended December 2009. A single credit of $132,000 comprised 80% of the charge-offs for the quarter. We believe the allowance for loan losses is adequately stated at 1.03% of loans and 107% of nonperforming loans.
Excluding the impairment charges, noninterest income was $708,000 for the three months ended March 31, 2010 versus $900,000 for the same period in 2009. The $192,000 difference was primarily the result of a reduced volume of loans sold to the secondary market in 2010 generating lesser gains, and a decrease in gains on securities sold.
Noninterest expense for the quarter ended March 31, 2010 was $2.7 million versus $3.3 million for the comparable period in 2009. The Company completed its management reorganization during the quarter and recorded credits of $457,000 related to various compensation programs, net of severance costs. This was partially offset by increased FDIC premiums of $145,000 during the quarter.

The major factor driving the increase in net income for the quarter is the lower level of securities impairment versus impairment charges recorded during the same period in 2009. Among its investments, the Company owns a number of collateralized debt obligation securities that are backed by trust preferred securities issued by banks, insurance companies and real estate investment trusts. The market for these securities and similar securities became illiquid during the financial crisis of 2008 and is currently still not active. For these securities, the Company modeled and analyzed the cash flow characteristics and determined the extent to which these securities are other than temporarily impaired. Accordingly, a $544,000 and $3.7 million other than temporary impairment charge was recorded as expense for the first quarters of 2010 and 2009, respectively. The level of impairment is mainly driven by the ability of the community banks which securitize the obligations in the investment pools to pay their obligations. The economic downturn and resulting recession has caused many banks to defer or default on their debt obligations. Mr. Gasior further commented, “As the recession eases and a seemingly slow recovery process begins, the Company has experienced a lesser degree of impairment since its peak in the second quarter of 2009. However, in the current economic and financial environment, there is a risk that future valuation reviews could result in recognition of additional other-than-temporary impairment charges”.
Totals loans at March 31, 2010 were $237.1 million compared to $236.4 million for the period ending March 31, 2009. Total assets were $485.9 million at March 31, 2010, a decrease of $7.5 million or 1.5% from prior March asset totals of $493.4 million.
Regulatory authorities continue to look to capital ratios as the ultimate ‘cushion’ for the negative consequences of today’s economic conditions. Cortland Banks’ Tier I Risk Based Capital ratio of 13.01% and Total Risk Based Capital ratio of 13.71% exceed the regulatory well-capitalized thresholds of 6% and 10%, respectively. This excess expressed in dollars is $25.3 million and $13.4 million, and provides the Company the ability to absorb additional charges beyond that expected in normal conditions.
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through fourteen full service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA FOR QUARTER ENDED
(In thousands of dollars, except for ratios and per share amounts)

	March 31,	March 31,
Unaudited	2010	2009
SUMMARY OF OPERATIONS
Total interest income	$5,549	$6,420
Total interest expense	(1,760)	(2,581)

Net interest income (NII)	3,789	3,839
Provision for loan losses	(175)	(151)

NII after loss provision	3,614	3,688
Total other income before impairment loss	708	900
Total other noninterest expense	(2,739)	(3,280)

Income before tax and impairment loss	$1,583	$1,308

Net income before impairment loss	$1,253	$1,023

Impairment loss net of tax benefit	$(359)	$(2,420)

Net income (loss)	$894	$(1,397)

PER COMMON SHARE DATA (1)
Net income (loss), both basic and diluted	$0.20	$(0.31)
Book value	8.59	7.37

BALANCE SHEET DATA
Assets	$485,916	$493,400
Investments	187,172	172,875
Net loans	234,690	233,826
Deposits	375,287	382,071
Borrowings	58,619	68,612
Subordinated Debt	5,155	5,155
Shareholders equity	38,732	33,335

ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	0.69%	0.86%
Underperforming assets (2) as a percentage of:
Total assets	1.08	0.46
Equity plus allowance for loan losses	12.76	6.25
Tier I capital	11.23	4.42

FINANCIAL RATIOS
Return on average equity	9.83%	(15.50)%
Return on average assets	0.73	(1.13)
Effective tax rate	14.00	(40.80)
Net interest margin ratio	3.47	3.38

(1)	Basic and diluted earnings per share are based on weighted average shares outstanding adjusted retroactively for stock dividends. Cash dividends per common share are based on actual cash dividends declared, adjusted retroactively for the stock dividends. Book value per common share is based on shares outstanding at each period, adjusted retroactively for the stock dividends.

2)	Underperforming assets include non accrual loans and securities, OREO and restructured loans.